Exhibit 4.61

Equity Transfer Agreement

on

Beijing Yitian Xindong Network Technology Co., Ltd.

among

Beijing Chenhuan Technology Co., Ltd.

and

Shenzhen Shenghuayu Energy Conservation Service Co., Ltd.

and

Beijing Yitian Xindong Network Technology Co., Ltd.

May 18, 2020

Beijing, China

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is made in Beijing, China on May 18, 2020 by and among:

1.

Beijing Yitian Xindong Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Repubic of China, with its registered address at 101-103 (Desheng Park), No.117 Deshengmenwai Avenue, Xicheng District, Beijing, China (the “Target Company”);

2.

Shenzhen Shenghuayu Energy Conservation Service Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at 13F, Junxi Pavilion, Mingjun Haoting, Luosha Road (South), Liantang Street, Luohu District, Shenzhen, China (the “Buyer”); and

3.

Beijing Chenhuan Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at 3-71, Building 6, Ronghui Garden, Linkong Economic Core Area, Shunyi District, Beijing, China (the “Seller”).

The Target Company, the Seller and the Buyer shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

The Target Company is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China. As of the date of this Agreement, the subscribed registered capital of the Target Company is RMB 45 million, and the paid-in registered capital is RMB 45 million. The Seller holds the equities corresponding to the Target Company's subscribed registered capital of RMB 22.95 million, accounting for 51% of equities of the Target Company.

2.

The Seller and other relevant parties signed an Equity Transfer and Equity Purchase Option Agreement on Beijing Yitian Xindong Network Technology Co., Ltd. on December 18, 2018, and signed an Agreement on Performance Commitment and Profit Compensation of the Company Management Team on the same day. On March 1, 2019, the Seller, the Target Company and other relevant parties signed an Equity Transfer Agreement on Beijing Yitian Xindong Network Technology Co., Ltd. and the Articles of Association of Beijing Yitian Xindong Network Technology Co., Ltd. (the “Articles of Association”). According to the aforesaid agreements (including their respective supplements and amendments, collectively the “Previous Transaction Agreements”), the Seller has acquired the equities corresponding to the Target Company’s registered capital of RMB 22.95 million (the “Underlying Equities”), and reached an arrangement with other shareholders and the management team of the Target Company on the performance commitment and compensation mechanism of the Target Company.

3.

The Buyer desires to acquire the Underlying Equities held by the Seller according to the terms and conditions of this Agreement (the “Equity Transfer”). After the Closing (as defined below) of the Equity Transfer, the Buyer will hold 51% of the equities of the Target Company.

NOW, THEREFORE, in order to clarify the rights and obligations of the Parties, in accordance with the provisions of relevant laws and regulations, adhering to the principle of good faith, and through friendly negotiation, the Parties, with respect to matters related to the Equity Transfer, agree as follows:

1.	Equity Transfer
1.1.	Equity Adjustment

The Parties hereby unanimously agree that according to the terms and conditions agreed in this Agreement, the Seller shall transfer the Underlying Equities to the Buyer, and the price of the Equity Transfer shall be RMB 313.6 million (the “Equity Transfer Price”).

After the Closing of the Equity Transfer, the Buyer will hold the equities corresponding to the Target Company's subscribed registered capital of RMB 22.95 million, accounting for 51% of the equities of the Target Company.

After the Closing of the Equity Transfer, the shareholders, registered capital and shareholding ratio of the Target Company are as follows:

Shareholders	Subscribed Registered Capital (RMB: Ten Thousand)	Paid-in registered Capital (RMB: Ten Thousand)	Shareholding Ratio (%)
Shenzhen Shenghuayu Energy Conservation Service Co., Ltd.	2,295	2,295	51
Telling Telecom Co., Ltd.	2,205	2,205	49
Total	4,500	4,500	100

1.2.	Payment of Equity Transfer Price
(1)

The Buyer shall pay the Equity Transfer Price to the bank account designated by the Seller in one lump sum upon execution of this Agreement and on the day of signing this Agreement. If the Buyer fails to pay the Equity Transfer Price in full within the aforesaid time limit, this Agreement will automatically become invalid.

(2)	After receiving the Equity Transfer Price, the Seller will no longer have any rights to the Underlying Equities, and the Buyer will become the owner of the Underlying

Equities. After the Seller receives the Equity Transfer Price, the legal closing of the Equity Transfer will be completed (the “Closing”).
(3)

After the aforesaid Closing, the Seller shall, in accordance with Articles 3.1 and 3.2, cooperate with the Buyer and the Target Company in going through the registration change procedures and other registration and handover formalities to complete the final Closing of the Equity Transfer.

2.Representations, Warranties and Undertakings

2.1.	The Seller represents, warrants and undertakes to the Buyer as follows:
(1)	The Seller is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China.
(2)

The Seller has corresponding capacity for civil conduct and full authority to sign and perform this Agreement. Once this Agreement is signed by the Seller, it will become a legal, valid and binding document with respect to the Seller.

(3)

The seller legally holds the Underlying Equities. The Seller has the ownership of the Underlying Equities which are clear and free of any joint ownership, mortgage, pledge or any other security interest.

(4)

The Seller’s signing and performance of this Agreement will not lead to violation of relevant laws and regulations, and its articles of association and other organizational documents by it, and will not violate other contracts or agreements signed by it, and court or arbitration judgments or rulings and administrative decisions or orders that are binding on or applicable to it.

2.2.	The Buyer represents, warrants and undertakes to the Seller as follows:
(1)	The Buyer is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China.
(2)

The Buyer has corresponding capacity for civil conduct and full authority to sign and perform this Agreement. The Buyer has obtained all necessary formal authorization from the Buyer to sign and perform this Agreement. Once this Agreement is signed by the Buyer, it will become a legal, valid and binding document with respect to the Buyer.

(3)

The Buyer’s signing and performance of this Agreement will not lead to violation of relevant laws and regulations, and its articles of association and other organizational documents by it, and will not violate other contracts or agreements signed by it, and court or arbitration judgments or rulings and administrative decisions or orders that are binding on or applicable to it.

(4)

The Buyer’s signing and performance of this Agreement do not need the approvals or consents of any government authorities or any other entities or individuals (except the approvals and consents obtained).

(5)

The source of the Buyer’s Equity Transfer Price for acquiring the Underlying Equities held by the Seller according to this Agreement is legal. The Buyer has no associated relationship with other shareholders (other than the Seller) of the Target Company.

(6)

There are no pending, coming, risky and threatened insolvency, bankruptcy, winding-up, dissolution or liquidation steps, judicial and administrative proceedings, orders or resolutions or similar situations against any the Buyer or its affiliates. The Buyer and its affiliates have no intention to obstruct, delay or defraud the existing or future creditors and the contractual opposite parties of the Buyer or its affiliates (including the Target Company after the Closing) by signing this Agreement and completing the transaction hereunder.

(7)

To the best knowledge of the Buyer, there are no facts, events or circumstances that will lead to any suits, arbitrations or other legal disputes, or any government orders or investigations which involve the Buyer and will cause the Buyer to fail to perform this Agreement or make the transaction hereunder illegal.

(8)

The Buyer has conducted due diligence on the Seller and the Target Company with respect to the transaction hereunder, and has a full understanding of the Seller and the Target Company. Except for the representations, warranties and undertakings under Article 2.1 hereof, the Seller makes no express or implied representations, warranties and undertakings to the Target Company and with respect to the transaction hereunder.

2.3.	The Target Company represents, warrants and undertakes to the other Parties as follows:
(1)	The Target Company is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China.
(2)

The Target Company has corresponding capacity for civil conduct and full authority to sign and perform this Agreement. The Target Company has obtained all necessary formal authorization from the Target Company to sign and perform this Agreement. Once this Agreement is signed by the Target Company, this Agreement will constitute a legal, valid and binding document with respect to the Target Company.

(3)

The Target Company’s signing and performance of this Agreement will not lead to violation of relevant laws and regulations, and its Articles of Association and other organizational documents by it, and will not violate other contracts or agreements signed by it, and court or arbitration judgments or rulings and administrative decisions or orders that are binding on or applicable to it.

(4)

The Target Company’s signing and performance of this Agreement do not need the approvals or consents of any government authorities or any other entities or individuals (except the approvals and consents obtained).

3.	Matters after Closing
3.1.

The Target Company shall, within one month from the date of the Closing, go through the industrial and commercial change registration formalities for the Equity Transfer with the local market supervision administration having jurisdiction over the Target Company. The

Seller and the Buyer shall provide necessary assistance for the aforesaid registration procedures.
3.2.

After the Closing, the Seller shall hand over the documents and articles of the Target Company controlled by the Seller and listed in the handover list to the Target Company. The handover list will be separately agreed by the Parties.

3.3.

After the Closing, the Target Company and the Buyer shall cooperate with the Seller, its affiliates and their respective consultants in auditing the financial conditions, operating performance, cash flow and other financial and operational data of the Target Company as of and prior to the Closing Date for the purpose of preparing consolidated financial statements by the affiliates of the Seller, including but not limited to permitting the Seller, its affiliates and their respective consultants to consult and contact the Target Company’s account books and records related to the above information, as well as the Target Company’s personnel and consultants, and providing other materials and information reasonably required by the Seller from time to time.

3.4.

After the Closing, the Target Company shall not (and shall cause its affiliates not to) claim or file any lawsuit, arbitration, claim, action, claim for rights or legal proceeding against the Seller or its affiliates (including the directors, managers and legal representative appointed by the Seller to the Target Company) for any matters occurred before the Closing. In case of any such claim for rights, lawsuit, arbitration, claim, action or legal proceeding, the Target Company shall (and shall cause its affiliates to) terminate the same immediately and unconditionally.

4.	Confidentiality Obligation

The Parties agree to keep the following information confidential: the existence, contents and signing of this Agreement and the Previous Transaction Agreements (collectively, the “Transaction Documents”), each Party’s trade secrets and technical secrets known to another Party, any oral or written materials exchanged among the Parties with respect to the preparation or performance of the Transaction Documents, and other confidential information (including but not limited to the unpublished shareholder information, enterprise information, operation information, management information, financial information, business information, operation models, signed contracts, partners and list of customers of the Target Company). Either Party shall not disclose or publish any of the aforesaid information to any third party without the written consent of the other Parties. Each party shall ensure that its employees, consultants and agents shall perform the confidentiality obligation hereunder. However, the disclosure of the confidential information by either Party under any of the following circumstances shall not be deemed as a breach of this Agreement: (1) the confidential information is known to the public at the time of disclosure; (2) the confidential information is disclosed with the prior written consent of the other Party; (3) for the purpose of evaluating this transaction, either Party discloses the confidential information to its shareholders, affiliates, directors, management members, employees, or accounting firms, law firms or other consultants employed by it who agree to perform the confidentiality obligation; or (4) either Party or any of its affiliates discloses the confidential information as required by applicable laws or stock exchanges, regulatory agencies or other government agencies having jurisdiction over such Party.

5.	Liabilities for Breach of Contract
5.1.	If either Party breaches or fails to timely perform any of its obligations, representations, warranties or undertakings hereunder, it shall be deemed to have breached this Agreement.
5.2.

If either Party breaches the provisions of this Agreement, causing losses to the other Parties, it shall be liable to the non-breaching parties for their losses. The damages shall include all losses incurred by the non-breaching parties and the expenses incurred by the non-breaching parties in claiming rights.

6.	Change or Rescission

This Agreement shall not be amended, changed or rescinded unless agreed by the Parties unanimously and in writing.

7.	Applicable law and Dispute Resolution
7.1.

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

7.2.

Any dispute arising from the signing or performance of this Agreement shall be firstly settled by the Parties through friendly negotiation. In case no agreement can be reached by the Parties through negotiation, either Party can submit the aforesaid dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules in effect at the time of applying for arbitration. The arbitration award shall be final and binding on the Parties to the dispute.

8.	Supplementary Provisions
8.1.

This Agreement shall come into force at the time when the Parties affix their signatures and seals hereon and the Seller receives all the Equity Transfer Price. This Agreement will supersede all previous oral and written agreements, provisions or memoranda among the Parties with respect to the matters covered by this Agreement. Each Party acknowledges that at the time of signing this Agreement, it does not rely on any representations, warranties and undertakings not contained in this Agreement, nor shall it have any rights or remedies related to any representations, warranties and undertakings not contained herein.

8.2.	This Agreement is made in three (3) originals, with each Party holding one (1) original, and the three (3) originals shall have the same legal effect.
8.3.

The failure or delay on the part of either party to exercise any rights hereunder shall not constitute a waiver of such rights. The waiver of any provision hereof by either Party shall not be deemed as a waiver of other provisions hereof.

8.4.

If one or more provisions of this Agreement are ruled as invalid, illegal or unenforceable in any respect under applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby in any respect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with provisions effective to the maximum extent permitted by law and desired by the Parties, and the commercial effects generated by such effective provisions shall be as similar as possible to those generated by such invalid, illegal or unenforceable provisions. In particular, the Parties acknowledge that the Closing should not be restored to its original state in whole or in part for any reason, that is, the Underlying Equities of the Seller cannot be recovered in whole or in part, and the Equity Transfer Price of the Buyer cannot recovered in whole or in part. If the Closing is ruled as invalid, illegal or unenforceable in any aspect under applicable laws or regulations or is restored to its original state in whole or in part for any reason, the Parties shall take all alternative measures and other measures to ensure that the transaction purpose of the Equity Transfer can be fully realized, that is, the Underlying Equities of the Seller cannot be recovered in whole or in part, and the Equity Transfer Price of the Buyer cannot be recovered in whole or in part.

8.5.

This Agreement shall be understood as being jointly drafted by the Parties, and no assumption or burden of proof shall be made in favor of or against either Party on the ground that any provision of this Agreement was drafted by a Party.

9.	Notification Method
9.1.	Any notice or other communication sent by either Party to the other Parties in connection with this Agreement (the “Notice”) shall be in writing (including email).
9.2.	The dates on which the Notice sent by the communication methods described in Article 9.1 above shall be deemed to have been effectively served shall be determined as follows:
(1)

A Notice given by personal delivery shall be deemed effectively given at the time when the recipient signs for the Notice. If the recipient fails to do so, the Notice shall not be deemed to have been effectively given;

(2)

A Notice sent by mail shall be delivered by registered express mail or express mail service, and shall be deemed effectively delivered to the recipient on the seventh (7) after the date on which the Notice was sent.

(3)	A Notice sent by e-mail shall be deemed effectively given at the time when the Notice is severed on the recipient, and such date shall be deemed as the service date.
9.3.

If either Party changes its mailing address or communication number (the “Changing Party”), it shall notify other Parties within Seven (7) days thereafter. If the Changing Party fails to do so, it shall bear all losses arising therefrom.

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Target Company:

Beijing Yitian Xindong Network Technology Co., Ltd. (Seal)

Equity Transfer Agreement-Signature Page

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Seller

Beijing Chenhuan Technology Co., Ltd. (Seal)

By:	/s/Wu Haipeng
Name: Wu Haipeng

Equity Transfer Agreement-Signature Page

[This page has no main body and is a signature page of this Equity Transfer Agreement]

Buyer

Shenzhen Shenghuayu Energy Conservation Service Co., Ltd. (Seal)

Equity Transfer Agreement-Signature Page